EXHIBIT 10.2

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made and dated as of October 28, 2019, and is entered into by and among AMYRIS, INC., a Delaware corporation (the “Parent”), Amyris Clean Beauty, Inc., a Delaware corporation, Amyris Fuels, LLC, a Delaware limited liability company, AB Technologies LLC, a Delaware limited liability company, and any other Subsidiary of Parent that has delivered a Joinder Agreement (as defined herein) (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors” and together with Parent, collectively, the “Borrowers”), and FORIS VENTURES, LLC (“Foris”), a Delaware limited liability company, in its capacity as administrative agent and lender (the "Lender").

RECITALS

A.       Foris is the successor in interest to GACP Finance Co., LLC, which extended credit to Borrower in the original principal amount of Thirty-Six Million Dollars ($36,000,000.00) pursuant to that certain Loan and Security Agreement, dated as of June 29, 2018, as modified by that certain First Modification Agreement, effective as of June 29, 2018 and as amended pursuant to that certain Amendment No 1 to Loan Agreement, effective as of August 24, 2018, that certain Amendment No 2 to Loan Agreement, effective as of September 30, 2018, that certain Amendment No 3 to Loan Agreement, effective as of December 14, 2018 and that certain Amendment No 4 to Loan Agreement, effective as of April 4, 2019, that certain Amendment No 5 to Loan Agreement and Waiver, effective as of August 14, 2019 ("Amendment No 5"), and that certain Amendment No 6 to Loan Agreement, effective as of October 10, 2019 ("Amendment No 6"), and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time up until immediately before the effectiveness of this Agreement, the “Existing Loan Agreement”).

B.       Pursuant to Amendment No 5 and Amendment No 6, inter alia, the principal amount of the Loan was increased to $81,041,000.

C.       The Lender and Borrowers have agreed to (1) certain further amendments to the Existing Loan Agreement, which amendments are reflected herein, and (2) restate the terms of the Existing Loan Agreement for ease of reference.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement, the Borrowers and the Lender agree as follows:

SECTION 1. Amendment and Restatement; DEFINITIONS AND RULES OF CONSTRUCTION

1.1              On the Effective Date, the Existing Loan Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Loan Agreement shall thereafter be of no further force and effect, except to evidence (a) the incurrence by the Borrowers of Advances prior to the Effective Date and the other "Secured Obligations" under and as defined in the Existing Loan Agreement (whether or not such "Secured Obligations" are contingent as of the Effective Date), (b) the representations and warranties made by the Borrowers prior to the Effective Date, and (c) any action or omission performed or required to be performed pursuant to such Existing Loan

Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in such Existing Loan Agreement). The amendments and restatements set forth herein shall not cure any breach thereof or any default or "Event of Default" under and as defined in the Existing Loan Agreement existing prior to the Effective Date. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities thereunder or impair or affect the liens and/or security interests granted, pledged or assigned by the Borrowers to the Lender in accordance with the terms of the Existing Loan Agreement and the various other security documents, executed in connection with the Existing Loan Agreement or related thereto. Each Borrower acknowledges its prior grant of Liens and security interests under the Existing Loan Agreement and confirms that such Liens continue to secure the Secured Obligations under this Agreement.

The terms and conditions of this Agreement and the Lender's rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Secured Obligations incurred under the Existing Loan Agreement and the Note(s) issued thereunder.

On and after the Effective Date, (a) all references to the Existing Loan Agreement (or to any amendment or any amendment and restatement thereof) in the other Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Loan Agreement, as amended and restated hereby, (b) all references to any section (or subsection) of the Existing Loan Agreement in any other Loan Document (but not in this Agreement) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement, and (c) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Loan Agreement, as amended and restated hereby.

This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the other Loan Documents remain in full force and effect unless otherwise specifically amended hereby or in any other Loan Document.

1.2              Unless otherwise defined herein, the following capitalized terms have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Lender, any Borrower and a third party bank or other institution (including a Securities Intermediary) in which any Borrower maintains a Deposit Account or an account holding Investment Property and which grants the Lender a perfected first priority, subject to the A&R Intercreditor Agreement, security interest in the subject account or accounts.

“Advance(s)” means any Loan funds advanced under this Agreement.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by the Borrowers to the Lender in substantially the form of Exhibit A.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agency Fee” shall have the meaning set forth in the Fee Letter.

“Agreement” means this Amended and Restated Loan and Security Agreement, as amended, supplemented, or otherwise duly modified and in effect from time to time.

“Amortization Date” means December 16, 2019.

“Anti-Terrorism Order” means Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“A&R Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the date hereof, between Naxos and the Lender.

“Asset Sale” means a sale, assignment, conveyance, exclusive license (as licensor), transfer or other disposition to, or any exchange of property with, any Person (other than another member of the Parent or its consolidated Subsidiaries), in one transaction or a series of transactions, of all or any part of any Parent’s or a consolidated Subsidiary’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, created, leased or licensed, other than (i) dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (ii) dispositions of inventory sold, and Permitted Intellectual Property Licenses; (iii) dispositions of Cash or Cash Equivalents to the extent not otherwise prohibited by this Agreement; and (iv) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; and (v) licenses, strain escrows and similar arrangements for the use of Intellectual Property in the ordinary course of business in connection with collaboration agreements, research and development agreements and joint venture agreements and on arm’s length terms, and, solely with respect to the Collateral IP, subject, at all times to the Lien of the Lender hereunder on the Borrowers’ rights in such Collateral IP.

“Assignee” has the meaning set forth in Section 10.13.

“August Warrant” means the Common Stock Purchase Warrant, issued on August 14, 2019.

“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.).

“Bankruptcy Laws” means, collectively: (i) the Bankruptcy Code; and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor-relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by any Borrower or which any Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by any Borrower since their respective incorporations.

“Borrowing Base” means, on the last day of each calendar quarter, with respect to the Borrowers, the sum of (i) all Cash and Cash Equivalents in one or more Deposit Accounts located in the United States and subject to an Account Control Agreement in favor of the Lender, plus (ii) the outstanding principal amount of all Eligible Accounts Receivable, plus (iii) the current net book value of Eligible Property, Plant and Equipment, plus (iv) $75,000,000.

“Borrowing Base Deficiency” means, at any time, the excess, if any, of (i) the Advances outstanding over (ii) the Borrowing Base.

“Brotas 2 Facility” means a custom-built facility for production of the Borrowers’ products in a location in Barra Bonita, Brazil.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Capital Stock” means: (i) in the case of a corporation, corporate stock or shares; (ii) in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash” means all cash and liquid funds.

“Cash Equivalents” means, as of any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by the Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended from time to time.

“Change in Control” means (i) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Parent, sale or exchange of outstanding Capital Stock (or similar transaction or series of related transactions) of Parent in which the holders of Parent’s outstanding Capital Stock immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than 50% of the voting power of the surviving entity of such transaction or series of related transactions , in each case without regard to whether Parent is the surviving entity or (ii) Parent fails to own, directly or indirectly, 100% of the Capital Stock of any of its Subsidiaries.

“Claims” has the meaning set forth in Section 10.10.

“Closing Date” means the date of this Agreement.

“Collateral” means the property described in Section 3.1.

“Collateral IP” means all Intellectual Property other than Excluded Intellectual Property.

“Common Stock” means the Parent’s common stock, $0.0001 par value per share, as presently constituted under the Parent’s Certificate of Incorporation, and any class and/or series of Parent’s Capital Stock for or into which such common stock may be converted or exchanged in a reorganization, recapitalization or similar transaction.

“Confidential Information” has the meaning set forth in Section 10.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting (i) any right to exploit any Copyright, now owned or hereafter acquired by any Borrower or in which any Borrower now holds or hereafter acquires any interest, (ii) an immunity from suit under any Copyright, or (iii) an option to any of the foregoing.

“Copyrights” means all copyrights, whether registered or unregistered and published or unpublished, including copyrights in software, internet web sites, databases and the content thereof, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Debt Transaction” means, with respect to Parent or any consolidated Subsidiary, any sale, issuance, placement, assumption or guaranty of funded Indebtedness (other than pursuant to this Agreement), whether or not evidenced by a promissory note or other written evidence of Indebtedness, other than Permitted Indebtedness.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Default” means any event which, with the passage of time or notice or both, would, unless cured or waived hereunder, become an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(i)       matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(ii)       is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the issuer or a Subsidiary; provided, that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or

(iii)       is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (i), (ii) and (iii), no earlier than the 91st day after the Term Loan Maturity Date.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“DSM” means DSM Finance B.V.

“DSM Collateral” means “Collateral” as defined in the DSM Security Agreement.

“DSM Credit Agreement” means the Credit Agreement between Parent and DSM, dated September 17, 2019.

“DSM Obligations” means “Secured Obligations” as defined in the DSM Security Agreement as in effect on the date hereof.

“DSM Receivable” means a receivable owing to Borrower from any of DSM National Products AG, DSM Nutritional Products Ltd, DSM Produtos Nutricionais Brasil S.A., or any of their respective Affiliates.

“DSM Security Agreement” means the Security Agreement between Parent and DSM, dated September 17, 2019.

"Effective Date" means October 28, 2019.

“Eligible Accounts Receivable” means a receivable owing to any Borrower which: (i) is denominated and payable in U.S. Dollars; (ii) is payable by an obligor that is not an Affiliate of the applicable Borrower (and for this purpose each DSM Receivable shall be considered payable by an obligor that is not an Affiliate of the applicable Borrower); (iii) is not more than 90 days past due or 120 days past the original invoice date of such receivable; (iv) arises under a duly authorized contract for the sale and delivery of goods and services in the ordinary course of the applicable Borrower’s business that (a) is in full force and effect and that is a valid, binding and enforceable obligation of the related obligor, (b) conforms in all material respects with all applicable laws, rulings and regulations in effect, (c) that is not the subject of any asserted dispute, offset, hold back, defense, adverse claim or other claim, and (d) in which the applicable Borrower has good and marketable title, and that is freely assignable by the applicable Borrower (including without any consent of the related obligor unless such consent has already been obtained); (v) constitutes an “account” or “general intangible” (each, as defined in the UCC), and that is not evidenced by “instruments” or “chattel paper” (each, defined in the UCC); (vi) represents amounts earned and payable by the obligor that are not subject to any condition or subsequent deliverables; and (vii) is not otherwise deemed ineligible as a result of risks determined by the Lender in its reasonable discretion.

“Eligible Property, Plant and Equipment” means all Property Plant and Equipment determined in accordance with GAAP which is located in the United States and for which any Borrower has good and marketable title, free and clear of all Liens other than Permitted Liens of the types set forth in clauses (i), (iii), (iv), (v), (x), and (xiii) of the definition thereof.

“Environmental Laws” means all applicable federal, state, local and foreign Laws, statutes, ordinances, codes, rules, legally binding standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable non-appealable judicial or administrative interpretation thereof, including any applicable legally binding judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety (to the extent related to exposure to Hazardous Materials), the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, costs, losses, damages, fine, penalties and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws or permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to each Borrower, any trade or business (whether or not incorporated) which, together with such Borrower, is treated as a single employer within the meaning of Sections 414(b) or (c) of the IRC (or, solely for purposes of Section 302 of ERISA or Sections 412 and 430 of the IRC, Section 414(m) or (o) of the IRC).

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Intellectual Property” means: (a) all Intellectual Property that (i) constitutes “AMYRIS Licensed IP” as defined in the License Agreement regarding Diesel Fuel in the EU, dated as of March 21, 2016, as amended, by and among the Parent and Total Raffinage Chimie S.A., as assignee of Total Energies Nouvelles Activités USA, but solely to the extent of the field of use granted in such agreement, (ii) constitutes “AMYRIS Licensed IP” as defined in the Amended & Restated Jet Fuel License Agreement, dated as of March 21, 2016, as amended, by and among the Parent and Total Amyris BioSolutions B.V., but solely to the extent of the field of use granted in such agreement and (iii) is subject to the Farnesene Intellectual Property License, dated as of November 14, 2017, by and between DSM Nutritional Products Ltd. and Parent, but solely to the extent of the field of use granted in such license and solely for the purposes of manufacturing Vitamin E, and in each case of clauses (i) and (ii), as such agreements were in effect as of June 29, 2018, and in the case of clause (iii), as such agreement existed as of December 14, 2018; (b) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; and (c) the rights granted to DSM in the DSM Collateral, but solely until satisfaction in full in cash of the DSM Obligations, at which time, without the requirement of any further consent or action on the part of the Borrowers, the Lender, DSM or any other Person, such rights in the DSM Collateral shall revert to being Collateral subject to the first priority Lien (subject to the terms of the A&R Intercreditor Agreement) in favor of the Lender and no longer be treated as “Excluded Intellectual Property” under this Agreement or the other Loan Documents. For the avoidance of doubt, upon the reversion of such rights in the DSM Collateral to being Collateral pursuant to the foregoing sentence, Lender’s Lien on the DSM Collateral will be superior to any Lien in favor of any other Person, subject to the terms of the A&R Intercreditor Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of the Lender being organized under the laws of, or having its principal office or, in the case of the Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or Loan Document), (ii) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loan or commitment pursuant to a law in effect on the date on which (a) the Lender acquires such interest in the Loan or commitment or (b) the Lender changes its lending office, except, in each case, to the extent that, pursuant to Section 7.10, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, and (iii) if, upon prior written request therefor, the Lender fails to provide the Borrowers with a duly executed IRS Form W-9 or appropriate IRS From W-8.

“Facility Charge” has the meaning set forth in the Fee Letter.

“Fee Letter” means that certain Amended and Restated Fee Letter dated as of November 14, 2018 between Parent, Amyris Fuels, LLC and GACP Finance Co., LLC (as predecessor to Foris).

“Financial Statements” has the meaning set forth in Section 7.1.

“Foreign Government Scheme or Arrangement” has the meaning set forth in Section 5.23(c).

“Foreign Plan” has the meaning set forth in Section 5.23(c).

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized or formed under the laws of any state within the United States or the District of Columbia.

“Foris” has the meaning given to it in the preamble to this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, that the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Material” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other similar substance to the extent each of the foregoing is regulated by any Environmental Law.

“Incremental Advance” has the meaning set forth in Section 2.2(b).

“Incremental Term Loan Commitment” has the meaning set forth in Section 2.1.

“Indebtedness” means indebtedness of any kind, including (i) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within 90 days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, (iv) all Contingent Obligations, and (v) Disqualified Stock.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of each Borrowers’ (i) rights anywhere in the world in and to Copyrights; Trademarks; Patents; Licenses; trade secrets, confidential and proprietary information, including know-how, manufacturing and production processes and techniques, research and development information, databases and data, customer and supplier lists and information; inventions; mask works; domain names and social media identifiers; all other intellectual and industrial property rights of any type; and the rights to sue for past, present and future infringement, misappropriation or other violation of any of the foregoing and any harm to the goodwill associated therewith, and (ii) all tangible embodiments of the foregoing.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets or a business line or division of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets to solely the extent of the amount in excess of the fair market value.

“Involuntary Disposition” means the receipt by Parent or any consolidated Subsidiary of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its real or personal property.

“IP Security Agreement” has the meaning set forth in Section 7.22(f) of this Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor thereto (unless otherwise specified therein).

“IRS” means the Internal Revenue Service, or any successor thereto.

“Joinder Agreements” means for each Domestic Subsidiary that is required to be a Subsidiary Guarantor, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit H.

“Laws” means any federal, state, local and foreign statute, law, treaty, judicial decision, regulation, guidance, guideline, ordinance, rule, judgment, order, decree, code, injunction, permit, concession, grant, franchise, governmental (or quasi-governmental) agreement, governmental (or quasi-governmental) restriction or determination of an arbitrator, court or other Governmental Authority (whether or not having the force of law), whether now or hereafter in effect.

“Lender” has the meaning set forth in the preamble to this Agreement.

"Letter Agreement" means that certain Letter Agreement between the Lender and the Borrowers dated as of August 14, 2019.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that for the avoidance of doubt, licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of this Agreement.

“Litigation” has the meaning set forth in Section 5.5.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the Account Control Agreements, the Joinder Agreements, all UCC financing statements, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets, or condition (financial or otherwise) of the Borrowers; or (ii) the ability of the Borrowers to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of the Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or the Lender’s Liens on the Collateral or the priority of such Liens.

“Maximum Rate” has the meaning set forth in Section 2.2.

“Maximum Term Loan Amount” means $81,041,000.00 as such amount may be increased pursuant to Section 2.

“Minimum Revenue” has the meaning set forth in the Letter Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Borrower or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

"Naxos" means Naxyris S.A., a Luxembourg société anonyme.

"Naxos Debt" means the Indebtedness pursuant to the Naxos LSA.

"Naxos Lien" means the Liens granted to Naxos to secure the Naxos Debt, which are subject to the A&R Intercreditor Agreement.

"Naxos LSA" means that certain Amended and Restated Loan and Security Agreement, dated October 28, 2019, by and among Borrower, each Subsidiary Guarantor as of October 28, 2019, and Naxos, the terms of which are acceptable to the Lender in its sole and absolute discretion.

“Net Cash Proceeds” means the aggregate proceeds paid in Cash or Cash Equivalents received by Parent or any of its consolidated Subsidiaries in connection with any Asset Sale or Debt Transaction, net of (i) direct costs incurred in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions and underwriting discounts) and (ii) estimated or other taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof, and (iii) the amount to retire any Indebtedness secured by a Permitted Lien on the related property, and (iv) amounts which are required to be placed in escrow unless and until such amounts are released to the Parent or one or more of its consolidated Subsidiaries. For purposes hereof, “Net Cash Proceeds” includes any Cash or Cash Equivalents received upon the disposition of any non-cash consideration received by Parent or any of its consolidated Subsidiaries in any Asset Sale or Debt Transaction.

“Note” means each Term Note issued hereunder.

“October Warrant” means the Common Stock Purchase Warrant, issued on October 11, 2019.

“OFAC” has the meaning set forth in Section 5.22(b).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Patent License” means any written agreement in which any Borrower now holds or hereafter acquires any interest that (i) grants any right with respect to any invention or any Patent, (ii) agrees to refrain from asserting or grants immunity from suit under any Patent or invention, or (iii) grants an option to any of the foregoing.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all applications (including provisional, continuation (in-whole or in-part), and divisional applications) of the foregoing and any other pre-grant variations thereof, and all reissues, reexaminations, renewals, extensions and other post-grant variations thereof in the United States or any other country.

“Permitted Indebtedness” means (i) Indebtedness of the Borrowers in favor of the Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on, or committed for but not yet outstanding as of the Effective Date which is disclosed in Schedule lA; (iii) Indebtedness of up to $10,000,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment and related expenses financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents and issued on behalf of any Borrower or a Subsidiary thereof in an amount not to exceed $500,000 at any time outstanding; (viii) other unsecured Indebtedness in an amount not to exceed $50,000,000 at any time outstanding and with a maturity date at least 91 days after the Term Loan Maturity Date; (ix) Indebtedness not to exceed $65,000,000 in unsecured convertible indebtedness which imposes materially more burdensome terms than Parent’s Senior Convertible Note issued on July 24, 2019, but with a maturity date which is later than the Term Loan Maturity Date; (x) debt secured by the Brotas 2 Facility not to exceed the cost of building or acquiring the assets and related expenses; (xi) Contingent Obligations that are guarantees of Indebtedness described in clauses (i) through (x) or other obligations of others that do not otherwise constitute Indebtedness; (xii) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided, that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon any Borrower or its Subsidiary, as the case may be; (xiii) Disqualified Stock which is issued in respect of a financing of assets or rights relating to the Parent’s Biossance business and does not require payments of cash dividends or distributions prior to the Term Loan Maturity Date; (xiv) the Naxos Debt; and (xv) up to $8 million principal amount of Indebtedness, and all other DSM Obligations constituting Indebtedness, of Parent pursuant to, and solely in accordance with, the DSM Credit Agreement.

“Permitted Intellectual Property Licenses” means (i) licenses of Intellectual Property rights granted by any Borrower that are in existence at the Effective Date and (ii) non-perpetual licenses of Intellectual Property rights granted by any Borrower in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during continuance of an Event of Default.

“Permitted Investment” means: (i) Investments existing on the Effective Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of any Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided, that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Borrowers’ business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided, that this subparagraph (vi) shall not apply to Investments of any Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of Capital Stock of any Borrower pursuant to employee stock purchase plans or other similar agreements approved such Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in existing Domestic Subsidiaries and newly-formed Domestic Subsidiaries, provided, that each such newly-formed Domestic Subsidiary enters into a Joinder Agreement promptly after its formation by any Borrower and execute such other documents as shall be reasonably requested by the Lender; (x) Investments in Subsidiary Guarantors; (xi) Investments in Foreign Subsidiaries that are not Subsidiary Guarantors which (A) are required in the ordinary course of business to fund the day to day operations of the Foreign Subsidiaries in an amount not to exceed (1) $200,000 per month with respect to Amyris Bio Products Portugal, Unipessoal, Lda. and (2) $5,000,000 per month with respect to Amyris Biotecnologia do Brasil Ltda. and (B) Investments consisting of an intercompany note in form satisfactory to the Lender in its sole discretion which provides payments of interest only prior to the Term Loan Maturity Date, is contractually subordinated in respect of payment to this Agreement and is solely for purchases of inventory in the ordinary course of business; (xii) Investments in an amount not to exceed $1,000,000 per year with respect to the Aprinnova, LLC joint venture with Nikko Chemicals Co., Ltd.; (xiii) Permitted Intellectual Property Licenses; and (xiv) additional Investments that do not exceed $250,000 in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of the Lender; (ii) Liens existing or pending on the Effective Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that each Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Borrowers’ business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided, that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on Cash or Cash equivalents securing obligations permitted under clause (iv) and (vii) of the definition of Permitted Indebtedness (to the extent such Cash or Cash equivalents are in a Specified Account and subject to the limitations in the definition thereof); (xv) Liens securing obligations related to the Brotas 2 Facility permitted under clause (x) of Permitted Indebtedness; (xvi) the Naxos Lien; (xvii) Liens to secure the DSM Obligations pursuant to the DSM Security Agreement; and (xviii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xvii) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) dispositions of inventory sold, and Permitted Intellectual Property Licenses, in each case, in the ordinary course of business, (ii) licenses, strain escrows and similar arrangements for the use of Intellectual Property in the ordinary course of business in connection with collaboration agreements, research and development agreements and joint venture agreements and on arm’s length terms and, to the extent material to any Borrower’s business, approved by such Borrower’s board of directors, and, solely with respect to the Collateral IP, subject, at all times to the Lien of the Lender on such Borrower’s ownership interest therein as granted hereunder, (iii) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; (iv) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (v) any Transfers of assets to any Subsidiary Guarantor and Transfers consisting of Permitted Investments in Foreign Subsidiaries permitted under clauses (xi) and (xii) of Permitted Investments; and (vi) so long as no Default or Event of

Default has occurred and is continuing, other Transfers of assets to any Person other than to a Subsidiary that is not a Subsidiary Guarantor or joint venture and which have a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Plan” means, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Borrower or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any such Person (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be an employee benefit plan of such Person).

“Preferred Stock” means at any given time any equity security issued by any Borrower that has any rights, preferences or privileges senior to such Borrower’s common stock.

“Prepayment Charge” has the meaning set forth in Section 2.6(c).

“Projections” means, for the fiscal years 2019-2022, Parent’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements (which shall report revenue, gross margin, EBITDA and net income); (c) cash flow statements; and (d) capitalization statements, together with appropriate supporting details and a statement of underlying assumptions.

“Qualified Plan” means a Plan which is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Estate” means all of the real property owned, leased, subleased or used by any Person.

“Receivables” means (i) all of the Borrowers’ Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means all of the Borrowers’ obligations and liabilities under this Agreement and any Loan Document, including any obligation to pay any amount whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (whether or not accruing after the filing of any case under the Bankruptcy Code and whether or not a claim for post-filing or post-petition interest, fees and charges is allowed or allowable in any such proceeding).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security Documents” means each security agreement, all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, control agreements, financing statements and other documents as shall from time to time secure or relate to the Secured Obligations or any other obligation arising under any Loan Document or any part thereof, in each case, executed by Parent, any Subsidiary Guarantor or any Subsidiary.

“Solvency Certificate” means a certificate duly executed by an officer of Parent in the form of Exhibit I.

“Solvent” with respect to any Person and its Subsidiaries on a consolidated basis, means that as of any date of determination, (a) the sum of the fair value of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, and (c) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability irrespective of whether such liabilities meet the criteria for accrual under GAAP.

“Specified Accounts” means each of (i) that certain certificate of deposit account maintained at Bank of the West and bearing account number and (ii) that certain certificate of deposit account maintained at Bank of the West and bearing account number .

“S&P” means Standard & Poor’s Rating Services and any successor entity thereof.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to the Lender in its sole discretion and subject to a subordination agreement satisfactory to the Lender in its sole discretion.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Borrower owns or controls 50.1% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of (A) 12.00% or (B) the rate of interest payable by the Borrowers with respect to any Indebtedness, including, but not limited to, the rate of interest charged pursuant to the Naxos LSA; provided, that for the purposes of this definition, the rate of interest charged pursuant to the Naxos LSA shall be the rate of interest payable by the Borrowers pursuant to the Naxos LSA, minus 25 basis points.

“Term Loan Maturity Date” means July 1, 2022.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement (i) granting any right to use any Trademark, now owned or hereafter acquired by any Borrower or in which any Borrower now holds or hereafter acquires any interest, (ii) agreeing to refrain from asserting or granting immunity under any Trademark, (iii) to coexist, or (iv) granting an option to any of the foregoing.

“Trademarks” means all trademarks, service marks, domain names, trade names, business names, corporate names, trade dress, logos, designs, slogans, or other indicia of source or origin, whether registered, common law or otherwise, and any applications, recordings, renewals and other post-grant variations of any of the foregoing in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, together, in each case, with the goodwill associated therewith or symbolized thereby.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Warrants” means warrants to purchase shares of Parent Capital Stock from the Parent, granted by the Parent.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Notwithstanding the foregoing, if at any time any change in GAAP would affect the computation of any financial computations or requirement set forth in any Loan Document, and the Borrowers or the Lender shall so request, the Lender and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided, that until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrowers shall provide to the Lender reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual Financial Statements required hereunder. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1              Facility Increase. At any time, so long as no Event of Default has occurred and is continuing, the Borrowers may, by written notice to the Lender, request a new loan commitment in an aggregate amount in excess of the Maximum Term Loan Amount (as of the Effective Date). The Lender may elect to accept or decline the Borrowers request (in whole or in part) in its sole and absolute discretion. Any such request accepted by Lender (an “Incremental Term Loan Commitment”) shall become effective and any funds advanced by the Lender pursuant thereto shall be an Advance subject to the conditions, requirements and limitations set forth in Section 2.2(b) as of the date advanced.

2.2              Loan.

(a)               Advances. As of the Effective Date, the Lender has made and Borrower has drawn Advances in a principal amount of Eighty-One Million, Forty-One Thousand Dollars ($81,041,000).

(b)               Additional Advances. Subject to the terms and conditions of this Agreement, the Lender will make additional Advances up to an aggregate amount not in excess of the Incremental Term Loan Commitment (each, an “Incremental Advance”) upon written notice to the Lender set forth in an Advance Request. Such notice shall specify the date on which the Borrowers propose that the applicable Incremental Advance shall be effective on the applicable Advance Date, which shall be a date not less than 15 Business Days after the date on which such notice is delivered to the Lender. Any Incremental Advance shall become effective and shall be an Advance as of the applicable Advance Date; provided that each of the conditions set forth in Section 4.2 shall be satisfied. The terms and provisions of any loans made pursuant to an Incremental Advance shall be, except as otherwise set forth herein or in an agreement entered into among the Borrowers and the Lender as of the applicable Advance Date, identical to the Loan (it being understood that loans under the Incremental Advance may be a part of the Loan).

(c)               Advance Request. To obtain any Incremental Advance, the Borrowers shall complete, sign and deliver an Advance Request to the Lender. The Lender shall fund such Incremental Advance in the manner requested by such Advance Request provided that each of the conditions precedent to such Incremental Advance is satisfied or waived as of the applicable Advance Date for such Incremental Advance.

(d)               Interest. The principal balance of each Advance shall bear interest thereon from the applicable Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed.

(e)               Payment.

(i)                 The Borrowers will pay interest on each Advance on the first Business Day of each month, beginning with the month after each applicable Advance Date; provided, however, that the Borrowers shall not be required to make interest payments whether outstanding and unpaid or accruing hereafter through and including December 15, 2019 during which time interest shall continue to accrue and all unpaid interest shall become payable on December 16, 2019. The Borrowers shall repay the aggregate Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal quarterly installments of principal beginning on the Amortization Date of 2.50% of the aggregate Advances (to be adjusted on each Advance Date to reflect an Incremental Advance) and continuing on the first Business Day of each quarter thereafter until the Secured Obligations are repaid. The entire Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. The Borrowers shall make all payments under this Agreement by wire transfer in immediately available funds without setoff, recoupment or deduction and regardless of any counterclaim or defense.

For the avoidance of doubt, the Borrowers and the Lender confirm, acknowledge, and agree that no invoice shall be sent in connection with collection of the above payments and receipt of an invoice in connection therewith shall not be a condition of such payments becoming due and payable hereunder. For the sake of clarification, the payments made pursuant to this Section 2.2(e)(i) shall not be subject to any Prepayment Charge under Section 2.6(c) hereof.

(ii)              The entire Advance principal balance outstanding and all accrued but unpaid interest hereunder shall be due and payable on the Term Loan Maturity Date. The Borrowers shall make all payments due under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense.

2.3              Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that the Borrowers have actually paid to the Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by the Borrowers shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of the Lender’s accrued interest, costs, expenses, professional fees and any other Secured

Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to the Borrowers.

2.4              Default Interest. In the event any payment is not made on or prior to the third Business Day after its scheduled payment date, an amount equal to 6% of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.2(d), plus 6% per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(d) or Section 2.4, as applicable.

2.5              Agency Fee. The Borrowers shall pay to the Lender for its own account on the first Business Day following the end of the prior quarter, commencing with the quarter starting July 1, 2018, the Agency Fee. The Agency Fee is deemed fully earned on each date paid regardless of the early termination of this Agreement; provided, however, that the Agency Fee for the second and third quarters of 2019 shall be due and payable on December 16, 2019.

2.6              Prepayment.

(a)               Optional Prepayment. At its option upon at least five Business Days prior notice to the Lender, the Borrowers may prepay all, but not less than all, of the entire principal balance of the Loan together with all accrued and unpaid interest thereon.

(b)               Mandatory Prepayments.

(i)                 Asset Sales. The Borrowers shall prepay the Loan no later than the fifth Business Day following receipt of Net Cash Proceeds, in excess of $500,000 in any calendar year, required to be prepaid pursuant to the provisions hereof in an amount equal to 100% of the Net Cash Proceeds received from any Asset Sale by Parent or any of its consolidated Subsidiaries.

(ii)              Involuntary Dispositions. The Borrowers shall prepay the Loan no later than the fifth Business Day following receipt of Net Cash Proceeds, in an amount equal to 100% of the Net Cash Proceeds received from any Involuntary Disposition, provided, that so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers shall have the option to invest up to $10,000,000 of the Net Cash Proceeds received from any Involuntary Disposition within 180 days of receipt thereof in assets of the type involved in such Involuntary Disposition or otherwise used in the business of the Parent and its consolidated Subsidiaries or such greater amount as is approved by the Lender in its sole discretion. In the event that such Net Cash Proceeds are not reinvested by the Borrowers prior to the earlier of (A) the last day of such 180-day period and (B) the date of the occurrence of an Event of Default, the Borrowers shall prepay the Loan in an amount equal to 100% of such Net Cash Proceeds.

(iii)            Debt Transactions. The Borrowers shall prepay the Loan no later than the fifth Business Day following receipt of Net Cash Proceeds, in an amount equal to 100% of the Net Cash Proceeds from any Debt Transactions.

(iv)             Change in Control. The Borrowers shall prepay the outstanding amount of all principal and accrued and unpaid interest through the prepayment date upon and concurrently with the occurrence of a Change in Control.

(v)               Borrowing Base Deficiency. In the event that any Borrowing Base Certificate indicates a Borrowing Base Deficiency exists, or if at any time the Lender shall notify the Borrowers that a Borrowing Base Deficiency exists, the Borrowers shall prepay the Loan on the Business Day following the day on which such Borrowing Base Certificate or such notice is given such that after giving effect to such prepayment, no Borrowing Base Deficiency exists.

(vi)             Permitted Intellectual Property Licenses. The Borrowers shall prepay the Loan no later than the fifth Business Day following receipt of proceeds paid in cash or Cash Equivalents received by Parent or any of its consolidated Subsidiaries in respect of royalties on any Permitted Intellectual Property Licenses to the extent such proceeds were received during the continuance of an Event of Default an amount equal to 100% such proceeds.

(c)               Prepayment Charge. Concurrently with prepayment pursuant to Section 2.6(a) or (b), the Borrowers shall pay a charge equal to one calendar year’s interest at the Term Loan Interest Rate, calculated as of the date that is three days prior to the date of prepayment (a “Prepayment Charge”). The Borrowers agree that the Prepayment Charge is a reasonable calculation of the Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Loan. The Prepayment Charge shall be due whether or not such prepayment occurred before or after an Event of Default has occurred or is continuing, whether or not there has been an acceleration of the maturity of the Loan, before or after the commencement of an insolvency proceeding, and if the Loan become due and payable as a result of the acceleration of the maturity thereof in connection with an Event of Default or in connection with a voluntary or involuntary proceeding under any bankruptcy, insolvency, examinership, receivership or similar law, an amount equal to the Prepayment Charge with respect to the Loan then outstanding shall become immediately due and payable.

2.7              Notes. If so requested by the Lender by written notice to the Borrowers, then the Borrowers shall execute and deliver to the Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of the Lender pursuant to Section 10.13) (promptly after the Borrowers’ receipt of such notice) a Note or Notes to evidence the Loan.

SECTION 3. security interest

3.1              As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each Borrower grants to the Lender, for its benefit, a security interest in all of such Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired or in which such Borrower now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Cash Equivalents (j) Goods; (k) Collateral IP; and (l) all other tangible and intangible personal property of such Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Borrower and wherever located, and any of such Borrower’s property in the possession or under the control of the Lender; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

3.2              Notwithstanding the broad grant of the security interest set forth in Section 3.1, above, the Collateral shall not include (i) more than 65% of the presently existing and hereafter arising issued and outstanding shares of voting Capital Stock owned by any Borrower of any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the IRC if, and only for so long as, a security interest in such voting Capital Stock in excess of 65% could reasonably be expected to result in material adverse U.S. federal income tax consequences under Section 956 of the IRC as reasonably determined by the Borrowers in consultation with the Lender, (ii) any Excluded Intellectual Property, and (iii) Parent’s ownership interests in each of Aprinnova, LLC, Dipa Co., LLC, Total Amyris Biosolutions B.V. and Novvi LLC.

3.3              Parent shall, as security for the Secured Obligations, cause each Subsidiary Guarantor to grant to the Lender, a security interest in all of such Subsidiary Guarantor’s assets pursuant to such Security Documents as the Lender may require.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of the Lender to make the Loan hereunder is subject to the satisfaction by the Borrowers of the following conditions:

4.1              Loan. On or prior to the Effective Date:

(a)               The Borrowers shall have delivered to the Lender the following, each in form and substance acceptable to the Lender:

(i)                 Copies of executed originals of this Agreement and any other Loan Documents that are amended, supplemented or otherwise modified in connection herewith;

(ii)              Copies of executed originals of the Account Control Agreements (to the extent available); and

(iii)            Copies of executed originals of the Naxos LSA.

(b)               The Borrowers shall have made payment to the Lender of the Lender’s current expenses reimbursable pursuant to this Agreement.

4.2              Incremental Advances. On each Advance Date after the Effective Date:

(a)               The Lender shall have received (i) an Advance Request for the Incremental Advance as required by Section 2.2(b), duly executed by Parent’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents the Lender may reasonably request;

(b)               The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date;

(c)               The Borrowers shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on their part to be observed or performed, and at the time of and immediately after giving effect to such Incremental Advance no Event of Default shall have occurred and be continuing;

(d)               The Advance Request shall be deemed to constitute a representation and warranty by the Borrowers on the applicable Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request;

(e)               The Borrowers shall deliver or cause to be delivered officer’s certificates and legal opinions of the type delivered to GACP Finance Co., LLC (as predecessor to Foris) on June 29, 2018 to the extent reasonably requested by, and in form and substance reasonably satisfactory to, the Lender;

(f)                The Lender shall have consented to proposed uses of the Incremental Advance;

(g)               The Lender shall have received information on the Borrowers' operations satisfactory to the Lender in its sole and absolute discretion and shall have completed its business and legal due diligence to its satisfaction in its sole and absolute discretion; and

(h)               There shall not exist a Borrowing Base Deficiency and no Borrowing Base Deficiency shall exist after giving effect to the Incremental Advance.

4.3              No Default. As of the Effective Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.4              Representations and Warranties. As of the Effective Date, representations and warranties set forth in Section 5 shall be true and correct in all material respects (or, if already qualified by “materiality,” “Material Adverse Effect” or similar phrases, in all respects (after giving effect to such qualification)); provided, that in the case of any representation or warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be.

4.5              Lender Acknowledgment. The Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document, agreement and instrument required to be approved by the Lender, as applicable, on the Closing Date, and its acknowledgement that each of the conditions set forth above has been satisfied to the Lender’s satisfaction.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

To induce the Lender to make the Loan, the Borrowers, jointly and severally, represent and warrant to the Lender that as of the Effective Date:

5.1              Corporate Status; Compliance with Law. Each of Parent and the Subsidiary Guarantors (a) is a corporation, partnership, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the its applicable jurisdiction of incorporation or formation; (b) is duly qualified to conduct business and is in good standing in all jurisdictions in which the nature of its business or its ownership or lease of properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect; (c) has the requisite corporate, partnership or company power and authority to conduct its business as now and proposed to be conducted and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, except, in each case, to the extent the failure to have such right would not reasonably be expected to have a Material Adverse Effect; (d) has (and is not in default under any of the following) all material licenses, permits, certifications, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to satisfy the foregoing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (e) is not in default under any material license, permit, certification or approval requirement of any Governmental Authority, except where such default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (f) is in compliance with its applicable organizational documents in all material respects.. Parent’s and each Subsidiary Guarantor’s present names, former names (if any), locations, place of incorporation or formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Parent in a written notice (including any Compliance Certificate) provided to the Lender after the Effective Date.

5.2              Collateral. The Borrowers own the Collateral and the Excluded Intellectual Property, free of all Liens, except for Permitted Liens. The Borrowers have the power and authority to grant to the Lender a Lien in the Collateral as security for the Secured Obligations.

5.3              Organizational Power, Authorization, Enforceable Obligations, Consents. The execution, delivery and performance of this Agreement and all other Loan Documents, (i) are within such Person’s corporate, partnership, limited partnership or limited liability company power and do not contravene any provision of such Person’s organizational documents; (ii) have been duly authorized by all necessary or proper action of each Borrower; (iii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents; (iv) do not violate (A) any Laws or regulations to which any Borrower or its Subsidiaries are subject, the violation of which would be reasonably expected to have a Material Adverse Effect or (B) any order, injunction, judgment, decree or writ of any Governmental Authority to which any Borrower or its Subsidiaries are subject; (v) do not conflict with, or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture mortgage, deed of trust, lease or agreement or other instrument, in each case, in respect of material Indebtedness to which any Borrower or its Subsidiaries is a party or by which any Borrower or its Subsidiaries or any of its property is bound; and (vi) do not violate any contract or agreement or require the consent or approval of any other Person or Governmental Authority which has not already been obtained. The individual or individuals executing the Loan Documents are duly authorized to do so.

5.4              Material Adverse Effect. No event, change, condition, development, effect, circumstance, matter or other occurrence, individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing since December 31, 2018. The Borrowers are not aware of any event or circumstance likely to occur that, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect.

5.5              Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, investigations, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrowers, threatened against or affecting any Borrower, its Subsidiaries or their respective property, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), other than Litigation commenced after the Closing that would not likely be expected to result in damages of in excess of $250,000 not covered by insurance for which a claim has been made. There is no Litigation pending or, to the knowledge of any Borrower, threatened which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.6              Laws. Neither Borrowers nor their Subsidiaries are in violation of any Law, or in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default is reasonably expected to have a Material Adverse Effect. Except as described on Schedule 5.6, none of the Borrowers are in default in any material respect under any provision of any agreement or instrument evidencing Indebtedness, or any other material agreement to which a Borrower is party or by which it is bound.

5.7              Information Correct and Current. No information contained in this Agreement, any of the other Loan Documents, any Financial Statements or any other written materials from time to time delivered hereunder or any written statement furnished by or on behalf of any Borrower or any of its Subsidiaries to the Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by the Borrowers to the Lender, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to the Borrowers, and (ii) the most current of such projections provided to such Borrower’s Board of Directors.

5.8              Tax Matters. Except as described on Schedule 5.8, the Borrowers and each of their Subsidiaries have (a) filed all federal, state and material local Tax returns that are required to be filed, (b) duly paid or fully reserved for all Taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns other than those being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (c) paid or fully reserved for any Tax assessment received by any Borrower for the three years preceding the Closing Date, if any (including any Taxes being contested in good faith and by appropriate proceedings). As of the Closing Date and except as set forth on Schedule 5.8, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any Governmental Authority regarding any Taxes relating to the Borrowers and any of their Subsidiaries.

5.9              Intellectual Property.

(a)               Disclosure; Title. Exhibit D contains a true and correct list of each item of issued, registered, or application for issue or registration, of Intellectual Property, specifying for each (i) title or mark, (ii) jurisdiction, (iii) application or serial number and date, (iv) registration or issue number and date, (v) registered owner, and (vi) beneficial owner if different from registered owner. Except as otherwise specified on Exhibit D, a Borrower is the sole owner of each item of Intellectual Property listed thereon that has an "Amyris Ref" starting with "AM-", and for each other item of Intellectual Property listed thereon, a Borrower has the right to exploit (or exclude others from exploiting) such item under the terms of a License between such Borrower and the applicable Patent owner or co-owner specified in the "Notes" to the Patent schedule on Exhibit D. Except as described on Exhibit D, to the best of each Borrower's knowledge, each of the registered or issued Copyrights, Trademarks and Patents that are required to be listed on Exhibit D is valid and enforceable, and no such Copyright, Trademark or Patent, or any application for registration of the foregoing, has terminated, lapsed, expired or been cancelled or abandoned. All Copyrights, Trademarks and Patents required to be listed on Exhibit D have been prosecuted in accordance with all applicable Laws. To the best of each Borrower's knowledge, all actions required to record each owner throughout the entire chain of title, of each item of Intellectual Property required to be listed on Exhibit D, with each applicable Governmental Authority up through the Effective Date have been taken, including payment of all costs, fees, Taxes and expenses associated therewith.

(b)               Infringement. Except as described on Schedule 5.9(b), (i) to the best of each Borrower’s knowledge, none of the Intellectual Property that is owned or exclusively licensed to a Borrower is invalid or unenforceable, in whole or in part, and (ii) no Litigation has been asserted or initiated against and no notice has been received by any Borrower that alleges any exploitation of the Intellectual Property, or the conduct of any Borrower’s business infringes, misappropriates, dilutes or otherwise violates the rights of any third party. No other Person’s trade secrets and Copyrights, and to the best of each Borrower’s knowledge no other Person’s other intellectual or industrial property rights, are infringed, misappropriated, diluted or otherwise violated by any of the Borrowers’ exploitation of the

Intellectual Property or the use, making, development, production, sale, offering for sale, importation or exportation of any Borrower Product. No Borrower has asserted or initiated any Litigation or sent any notice that alleges that any Intellectual Property is being infringed, misappropriated, diluted or otherwise violated.

(c)               Trade Secrets. To the best of each Borrower’s knowledge, no trade secret of confidential or proprietary information has been used, divulged, disclosed or appropriated to the detriment of any Borrower for the benefit of any Person other than another Borrower. The Intellectual Property has been protected with adequate safeguards and security to maintain any trade secrets, and the confidentiality of any confidential or proprietary information. Each employee and contractor of each Borrower, or any other Person who has developed Intellectual Property, has entered into written employment agreements, non-disclosure agreements, assignment of inventions agreements or similar agreements or contracts, as applicable, requiring such individuals to safeguard and protect trade secrets and confidential or proprietary information that is Intellectual Property and assign Intellectual Property created or conceived by such individual to the applicable Borrower. To the best of each Borrower’s knowledge, no such employee, contractor or other Person is in material breach of any such agreement or contract.

(d)               Licenses. Exhibit D includes a true, correct and complete list of each (i) material License under which a Borrower receives a right in or to Intellectual Property from any other Person, including each License relating to each item of Intellectual Property listed on Exhibit D that is owned or co-owned by any other Person (other than shrink-wrap licenses for non-customized off-the-shelf software costing less than $500,000 per annum) and (ii) License pursuant to which a Borrower grants a right in or to Intellectual Property to any other Person on an exclusive basis. The Licenses on Exhibit D and all other material Licenses are valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof. Each such License will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach of default under any such License or otherwise give any party thereto a right to terminate such License. No Borrower is in material breach of, nor has any Borrower failed to perform any material obligations under, any such License and, to each Borrower’s knowledge, each other party to any such License is not in material breach thereof or has failed to perform any material obligations thereunder. No Borrower has received any notice of a breach or default under any such License which breach or default has not been cured.

(e)               Sufficiency of IP. Except as described on Schedule 5.9(e), each Borrower has, or in the case of any proposed business, will own or have licensed to it, all material intellectual property rights necessary for the operation or conduct of their respective businesses as currently conducted and proposed to be conducted. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, each Borrower has the right, to the extent required to operate its business, to freely transfer or license (except as restricted by Permitted Intellectual Property Licenses) or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and each Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of such Borrower’s Borrower Products.

(f)                Litigation. Except as described on Schedule 5.9(f), no Intellectual Property owned by a Borrower and no Borrower Product has been or is subject to any actual or, to the knowledge of any Borrower, threatened Litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material respect such Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any Litigation or proceeding that obligates any Borrower to grant licenses or ownership interest in any future Intellectual Property necessary to the operation or conduct of the business of such Borrower or embodied by any Borrower Product. Except as described on Schedule 5.9(f), no Borrower has received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to any Borrower’s knowledge, is there a reasonable basis for any such claim.

5.10          Financial Accounts. Exhibit E, as may be updated by the Borrowers in a written notice provided to the Lender after the Effective Date, is a true, correct and complete list of (a) all banks and other financial institutions at which any Borrower or any Subsidiary Guarantor maintains Deposit Accounts and (b) all institutions at which any Borrower or any Subsidiary Guarantor maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.11          Employee Loans. The Borrowers have no outstanding loans to any employee, officer or director of any Borrower nor has any Borrower guaranteed the payment of any loan made to an employee, officer or director of any Borrower by a third party.

5.12          Capitalization and Subsidiaries. The Borrowers’ capitalization as of the Closing Date is set forth on Schedule 5.12(a) annexed hereto, which includes a true, correct and complete list of (i) the name of the holder of each Warrant; (ii) the number and type of shares of Parent Capital Stock subject to such Warrant; and (iii) the exercise price of such Warrant. The Borrowers do not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.12(b), as may be updated by the Borrowers in a written notice provided after the Effective Date, is a true, correct and complete list of each Subsidiary.

5.13          Financial Statements and Projections. Except for the Projections and as set forth on Schedule 5.13, all Financial Statements of the Borrowers which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a)               The following Financial Statements attached hereto as Schedule 5.13(a) have been delivered on the date hereof: (i) the audited consolidated balance sheets at December 31, 2018 and the related statements of income and cash flows for the fiscal year then ended; (ii) the unaudited balance sheets at June 30, 2019 and the related statement(s) of income and cash flows for the six months then ended.

(b)               The Projections delivered on the date hereof and attached hereto as Schedule 5.13(b) have been prepared by the Borrowers in light of the past operations of the Borrowers and their Subsidiaries’ business, but including future payments of known contingent liabilities, and reflect projections for the period continuing until December 31, 2022 on a year-by-year basis. The Projections have been prepared in good faith based on estimates and assumptions which the Borrowers believe to be reasonable and fair in light of the then-current conditions and facts known to the Borrowers as of the date of delivery and, as of the Effective Date, reflect the Borrowers’ good faith and reasonable estimates of the future financial performance of the Borrowers and their Subsidiaries and of the other information projected therein for the period set forth therein (it being acknowledged by the Lender that projections as to future events are not to be viewed as facts or a guarantee of performance and that the actual results during the period or periods covered by such projections may differ from the projected results).

5.14          Ownership of Property; Lender’s Liens.

(a)               The Real Estate listed on Schedule 5.14(a) constitutes, as of the Closing Date, all of the real property owned, leased or subleased by the Borrowers and their Subsidiaries. The Borrowers and their Subsidiaries own good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate. The Borrowers and their Subsidiaries also have good and marketable title to, or valid leasehold interests in or rights to use, all of their personal properties and assets and all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, in each case, except to the extent such failure to have such title, interests or rights or the failure of such permits to have been issued or in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(b)               The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Lender, and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Loan Documents (including the filing of appropriate UCC financing statements with the office of the Secretary of State of the state of organization or formation of each Borrower, the filing of appropriate notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recordation of mortgages and fixture filings with respect to any mortgaged property, the delivery to the Lender of any stock or equivalent certificates or promissory notes required to be delivered pursuant to the applicable Loan Documents, and the filing and recordation of such other statements and documents as required by the applicable Laws of each country acceptable to the Lender in its sole discretion, in which Collateral is located or any Borrower is organized or formed), such Liens constitute perfected Liens on the Collateral of the type required by the Loan Documents securing the Secured Obligations to the extent such Liens may be perfected by such filings and the taking of such other actions.

5.15          Labor Matters. As of the Closing Date, no Borrower is subject to any labor or collective bargaining agreement. There are no existing or, to the knowledge of the Borrowers, threatened strikes, lockouts or other labor disputes involving a Borrower or any of its Subsidiaries that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Except for violations that could not reasonably be expected to have a Material Adverse Effect, no Loan Party or any Subsidiary is in violation of any Law relating to payment of wages or employee hours worked.

5.16          Government Regulation. No Borrower nor any Subsidiary of any Borrower is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.17          Brokers. No broker or finder acting on behalf of the Borrowers or any of their Subsidiaries brought about the obtaining, making or closing of the Loan and none of the Borrowers or their Subsidiaries has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.18          Environmental Matters. The on-going operations of the Borrowers and each of their Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Borrowers and each of their Subsidiaries have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and the Borrowers and each of their Subsidiaries are in compliance with all material terms and conditions thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect: (i) no Borrower nor any of its properties or operations is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any proceeding, with respect to any Environmental Law or Hazardous Material; (ii) there are no conditions or circumstances involving environmental contamination by Hazardous Materials existing with respect to any property, or arising from operations prior to the Closing Date, of any Borrower or any of its Subsidiaries; and (iii) none of the Borrowers nor any of their Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Materials.

5.19          Insurance. Schedule 5.19 lists all insurance policies required to be maintained under Section 6.1. None of the Borrowers nor any of their Subsidiaries is in default of any payment obligation under any such insurance policies (after giving effect to all notice and cure periods).

5.20          Foreign Assets Control Regulations, Etc.

(a)               Neither the making of the Loan by the Lender hereunder nor the Borrowers’ use of the proceeds thereof will violate in any material respects the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)               None of the Borrowers, any of their Subsidiaries, nor any controlled Affiliate of the Borrowers or any of their Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order, (ii) is a citizen or resident of any country that is subject to embargo or comprehensive trade sanctions enforced by OFAC, (iii) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order, or (iv) engages in any dealings or transactions with any such Person. Each of the Borrowers and their Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c)               No part of the proceeds from the Loan made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to Borrower and its Subsidiaries.

5.21          ERISA.

(a)               Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from Tax under the provisions of Section 501 of the IRC, and, to the knowledge of the Borrowers, nothing has occurred which would reasonably be expected to cause the loss of such qualification or tax-exempt status; (ii) each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA; (iii) none of the Borrowers or any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan; (iv) none of the Borrowers or, to the knowledge of the Borrowers, any ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any such Person to a material Tax on prohibited transactions imposed by Section 4975 of the IRC; and (v) the Borrowers do not reasonably anticipate assessed penalties under IRC 4980H.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1              Coverage. The Borrowers shall cause to be carried and maintained commercial general liability insurance against risks customarily insured against in the Borrowers’ line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. The Borrowers must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. The Borrowers have and agree to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, the Borrowers shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided, that such insurance may be subject to standard exceptions and deductibles.

6.2              Certificates. The Borrowers shall deliver to the Lender certificates of insurance that evidence the Borrowers’ compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2 no later than ten days after the Closing Date. The Borrowers’ insurance certificate shall state the Lender is an additional insured for commercial general liability, a designated payee for any key man life insurance policy, a lender’s loss payee for all risk property damage insurance, subject to the insurer’s approval, and a lender’s loss payee for property insurance and additional insured for liability insurance for any future insurance that the Borrowers may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of 30 days’ advance written notice to the Lender of cancellation or any other change adverse to the Lender’s interests. Any failure of the Lender to scrutinize such insurance certificates for compliance is not a waiver of any of the Lender’s rights, all of which are reserved.

6.3              Indemnity. The Borrowers agree to indemnify and hold the Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person arising out of, in connection with, or as a result of (a) the execution and delivery of this Agreement and the Loan Documents, (b) credit having been extended, suspended or terminated under this Agreement and the other Loan Documents, (c) the administration of such credit, (d) the use of proceeds of the Loan, (e) the disposition or utilization of the Collateral, (f) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by Borrower or any of their respective Affiliates) excluding, in all cases, Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment. The Borrowers agree to pay, and to save the Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of the Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

SECTION 7. COVENANTS OF THE BORROWERS

As long as any Secured Obligations (other than inchoate indemnity obligations) are outstanding, the Borrowers agree as follows:

7.1              Financial Reports. The Borrowers shall furnish to the Lender the financial statements and reports listed hereinafter, as well as any additional financial statements and reports required under the Naxos LSA (the “Financial Statements”):

(a)               as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, aged listings of accounts receivable and accounts payable and a calculation of liquidity (in compliance with Section 7.16), all prepared and certified to on behalf of the Borrowers by an authorized officer thereof acceptable to the Lender;

(b)               as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of material litigation by or against any Borrower of the type described in Section 7.20(b)) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by such Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c)               as soon as practicable (and in any event within 120 days after the end of each fiscal year, audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by the Borrowers and reasonably acceptable to the Lender, accompanied by any management report from such accountants;

(d)               as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, a Borrowing Base Certificate in the form of Exhibit F;

(e)               as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, a Compliance Certificate in the form of Exhibit G;

(f)                promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that the Borrowers have made available to its equity holders and copies of any regular, periodic and special reports or registration statements that the Borrowers file with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or any national securities exchange; and

(g)               at the Lender’s request, at the same time as it gives to its directors, copies of all materials (other than minutes) that any Borrower provides to its directors in connection with meetings of the Board of Directors and that are relevant to the Lender in its capacity as such; provided, however, that such Borrower shall not be required to provide the materials described in this Section 7.1(g) to the extent the information is privileged or pertains to confidential information of any third parties.

The Borrowers shall not make any change in their (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of the Borrowers shall end on December 31. The Lender hereby acknowledges and agrees that the materials described in this Section 7.1 will contain material non-public and confidential information of the Borrowers and their Affiliates and the Lender and its Affiliates and representatives shall abide by all confidentiality terms applicable under this Agreement and any confidentiality and nondisclosure agreements among the parties hereto.

The executed Borrowing Base Certificate and Compliance Certificate may be sent via e-mail to provided, that if e-mail is not available or sending the Borrowing Base Certificate and Compliance Certificate via e-mail is not possible, it shall be mailed to the Lender at 751 Laurel Street #717, San Carlos, CA 94070 (Attention: Barbara Hager). All Financial Statements required to be delivered pursuant to clauses (b) and (c) shall be sent via e-mail to provided, that if email is not available or sending such Financial Statements via e-mail is not possible, they shall be mailed to the Lender at 751 Laurel Street #717, San Carlos, CA 94070 (Attention: Barbara Hager). Notwithstanding the foregoing, the filing of any financial statements or reports required to be furnished pursuant to this Section 7.1 pursuant to the SEC's "EDGAR" system (or any successor electronic filing system) shall be deemed to constitute "furnishing" such documents to the Lender for purposes of this Section 7.1.

7.2              Management Rights and Inspections. The Borrowers shall permit any representative that the Lender authorizes, including such representative’s attorneys and accountants, to meet with any member of management of Parent and the Subsidiary Guarantors, conduct site visits and inspect the Collateral, provided, that so long as no Default or Event of Default has occurred and is continuing, the Borrowers shall not be responsible for paying the expenses of the Lender for more than one site visit, inspection, management meeting and examination in any six-month period; provided such cost restriction shall not be deemed a restriction on the number of site visits, inspections, management meetings and examinations the Lender may require. In addition, the Borrowers will, upon request by the Lender, have an independent appraiser reasonably satisfactory to the Lender provide an appraisal of the Borrowers’ Intellectual Property or such subset thereof as determined by the Lender; provided, that so long as no Default or Event of Default has occurred and is continuing, the Borrowers shall not be responsible for paying the expenses for more than one appraisal in any one-year period; provided, further, that such cost restriction shall not be deemed a restriction on the number of appraisals the Lender may require. In addition, the Borrowers shall permit any representative that the Lender authorizes, including such representative’s attorneys and accountants, to examine and make copies and abstracts of the books of account and records of the Borrowers or any Subsidiary applicable to the Loan Documents or the Collateral at reasonable times and upon reasonable notice during normal business hours. In addition, any such representative shall have the right to meet with management and officers of the Borrowers or any Subsidiary to discuss such books of account and records at reasonable times and upon reasonable notice during normal business hours. In addition, the Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of the Borrowers or any Subsidiary concerning significant business issues affecting the Borrowers. Such consultations shall not unreasonably interfere with the Borrowers’ business operations. Except as expressly provided herein, any and all visits, inspections, examinations and appraisals made while any Event of Default is continuing, shall be at Borrowers’ sole cost and expense. The parties intend that the rights granted to the Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by the Lender with respect to any business issues shall not be deemed to give the Lender, nor be deemed an exercise by the Lender of, control over Borrower’s management or policies.

7.3              Further Assurances. The Borrowers shall from time to time execute, deliver and file, alone or with the Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to the Lender’s Lien on the Collateral (other than the Liens set forth in clauses (ii), (iii), (iv), (v), (vi), (vii), (x), (xi), (xii), (xiii) or (xiv) of the definition of Permitted Liens) and subject to the A&R Intercreditor Agreement. The Borrowers shall from time to time procure any instruments or documents as may be requested by the Lender, and take all further action that may be necessary or desirable, or that the Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, the Borrowers hereby authorize the Lender to execute and deliver on behalf of the Borrowers and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of a Borrower either in the Lender’s name or in the name of the Lender as agent and attorney-in-fact for such Borrower. The Borrowers shall protect and defend such Borrower’s title to the Collateral and the Lender’s Lien thereon against all Persons claiming any interest adverse to any Borrower or the Lender other than Permitted Liens.

7.4              Indebtedness; Amendments to Indebtedness. The Borrowers shall not and shall not permit any Subsidiary to: (a) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; (b) pay any principal or interest on any Indebtedness other than on Permitted Indebtedness in accordance with the terms of such Indebtedness while the Secured Obligations are outstanding without the prior written consent of the Lender; and (c) other than to amend or modify this Agreement or any of the Loan Documents, amend or modify any documents or notes evidencing any Indebtedness in any manner which imposes materially more burdensome terms upon any Borrower or its Subsidiaries than exist with respect to such Indebtedness prior to such amendment or modification without the prior written consent of the Lender.

7.5              Collateral; Liens Generally.

(a)               The Borrowers shall at all times keep the Collateral free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give the Lender prompt written notice of any legal process affecting the Collateral or any Liens. The Borrowers shall cause their Subsidiaries to protect and defend such Subsidiary’s title to the Collateral from and against all Persons claiming any interest adverse to such Subsidiary, and the Borrowers shall cause their Subsidiaries at all times to keep such Subsidiary’s rights in the Collateral free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give the Lender prompt written notice of any legal process affecting such Subsidiary’s rights in the Collateral.

(b)               The Borrowers shall not, and shall not permit any of their Subsidiaries to, (i) create, incur, assume or permit to exist any Lien or legal process on any of its properties or assets, whether now owned or acquired after the date of this Agreement, other than Permitted Liens or (ii) become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lender as additional collateral for the Secured Obligations.

(c)               The Borrowers shall, at all times, keep, and shall cause their Subsidiaries to keep, the Excluded Intellectual Property free and clear or any legal process or Liens (except for Permitted Liens and the agreements and licenses referenced in the definition of Excluded Intellectual Property and the other rights granted thereunder to the other parties thereto). Each Borrower shall, and shall cause its Subsidiaries to, protect and defend such Borrower’s or such Subsidiary’s title to the Excluded Intellectual Property from and against all Persons claiming any interest adverse to such Borrower or such Subsidiary.

7.6              Investments. No Borrower shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7              Distributions. The Borrowers shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to any Borrower or a Subsidiary Guarantor (or, in the case of a Foreign Subsidiary that is not a Subsidiary Guarantor, a parent company that is a direct or indirect wholly owned Subsidiary of any Borrower), or (c) lend money to any employees, officers or directors (except as permitted under clauses (vii) or (viii) of the definition of Permitted Investment), or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8              Transfers. Except for Permitted Transfers and Permitted Investments, the Borrowers shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend, dispose of or in any other manner convey any equitable, beneficial or legal interest in (i) assets comprising 20% or more of the Borrowers' assets, in the aggregate, in one or more transactions, (ii) the stock of any Subsidiary Guarantor, or (iii) the Collateral.

7.9              Mergers or Acquisitions. No Borrower shall merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into a Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Capital Stock or property of another Person, without the prior written consent of the Lender.

7.10          Taxes.

(a)               Each Borrower and its Subsidiaries shall pay when due all Taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against (i) the Lender and related to, or in connection with, any of the transactions contemplated hereby or by other Loan Documents (other than taxes imposed on or measured by the net income of the Lender), subject to reasonable notification thereof by the Lender, and (ii) such Borrower or the Collateral or upon such Borrower’s ownership, possession, use, operation or disposition thereof or upon such Borrower’s rents, receipts or earnings arising therefrom. Each Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, each Borrower may contest, in good faith and by appropriate proceedings, Taxes for which such Borrower maintains adequate reserves therefor in accordance with GAAP.

(b)               Any payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 7.10) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes. Each Borrower shall indemnify the Lender within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 7.10) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by the Lender shall be conclusive absent manifest error.

7.11          Corporate Changes; Maintenance and Conduct of Business; Capital Structure.

(a)               No Borrower shall change its corporate name, legal form or jurisdiction of formation without at least 20 days’ prior written notice to the Lender. No Borrower shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to the Lender; and (ii) such relocation shall be within the continental United States.

(b)               No Borrower shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to the Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to the Lender.

(c)               Each Borrower shall, and shall cause its Subsidiaries to maintain, preserve and protect, in all material respects, all of its material tangible assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into condition ordinary wear and tear, casualty and condemnation) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto).

(d)               Without the prior written consent of the Lender, no Borrower shall, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses currently engaged in by it and any business or business activities reasonably incidental or related thereto, or any business or activity that is reasonably similar, complementary thereto or a reasonable extension thereof.

(e)               No Borrower shall make any change in its form of organization or capital structure without providing the Lender at least five Business Days’ prior written notice.

7.12          Deposit Accounts. No Borrower shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which the Lender has an Account Control Agreement; provided, however, that each Borrower shall have ten Business Days after the Closing Date to obtain an Account Control Agreement; and provided further, that the Borrowers may maintain the Specified Accounts without such being subject to an Account Control Agreement so long as the aggregate account balance maintained therein as of any date is not greater than $1,200,000.

7.13          Domestic Subsidiaries. The Borrowers shall notify the Lender of each Domestic Subsidiary formed or incorporated subsequent to the Closing Date, and, within 15 days of such formation or incorporation, shall cause any such Domestic Subsidiary to execute and deliver to the Lender a Joinder Agreement and such other documentation as the Lender may require, and for the sake of clarification, no such joinder shall be required with respect to any Foreign Subsidiary.

7.14          Notification of Default or Event of Default. The Borrowers shall notify the Lender immediately in writing via email and by telephone pursuant to Section 10.2 after any Borrower acquires knowledge of any breach or Default in the performance of any covenant or Secured

Obligation under this Agreement, any Loan Document or any other agreement between any Borrower and the Lender, or the occurrence of any Event of Default.

7.15          Minimum Revenue. As of the last day of each fiscal quarter concluding on and after December 31, 2019, Parent and its consolidated entities shall have revenue (determined in accordance with GAAP) of not less than Minimum Revenue for the preceding 12 months.

7.16          Minimum Liquidity. On the last day of each calendar month, the Borrowers shall have, on a consolidated basis, liquidity calculated as (i) unrestricted, unencumbered Cash and Cash Equivalents denominated in U.S. Dollars in one or more Deposit Accounts located in the United States which are subject to an Account Control Agreement in favor of the Lender in a minimum amount equal to the amount specified in the Letter Agreement, plus (ii) any additional amount of available credit, borrowings, or investments readily convertible to Cash to the extent necessary so that the sum of the amounts described in clause (i) and this clause (ii) of Section 7.16 is not less than the amount specified in the Letter Agreement.

7.17          Minimum Asset Coverage. On the last day of each calendar quarter starting with the calendar quarter ending on December 31, 2019, the ratio of Borrowing Base to the then-outstanding Loan and any outstanding Indebtedness pursuant to the Naxos LSA shall be not less than 1.00 to 1.50.

7.18          [RESERVED]

7.19          Post-Closing. The Borrowers shall deliver to the Lender the Lien releases set forth on Schedule 7.19 within ten days of the Effective Date, or such longer time period as is acceptable to the Lender in its sole discretion.

7.20          Books and Records. Each Borrower shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its material business activities in which proper entries, reflecting all bona fide material financial transactions, are made in accordance with GAAP in all material respects (it being understood and agreed that any Subsidiary may maintain its individual books and records in conformity with local standards or customs and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

7.21          Compliance with Laws and Organizational Documents; Maintenance of Licenses. Without limiting any other provision of this Agreement, each Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Laws applicable to it and the terms of all organizational documents applicable to it, except, in each case, to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Borrower shall, and shall cause each of its Subsidiaries, to obtain and maintain all material licenses, permits, certifications, franchises, consents and governmental authorizations and approvals necessary to own its property and to conduct its business as conducted on the Effective Date, except to the extent failure to obtain and maintain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.22          Intellectual Property.

(a)               Subject to the following sentence, with respect to each item of its Intellectual Property, each Borrower agrees to take, at its expense, all commercially reasonable steps, including in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authority, to (i) maintain the validity and enforceability of each issued or registered item of Intellectual Property that exists at or after the Effective Date and maintain the Intellectual Property in full force and effect, and (ii) pursue the issuance, registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in such Intellectual Property. No Borrower will, without the written consent of the Lender, discontinue use of or otherwise abandon any Intellectual Property, or abandon any right to file an application for Patent, Trademark registration, or Copyright registration, unless the applicable Borrower shall have determined that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Borrower’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.

(b)               Each Borrower agrees to promptly notify the Lender if such Borrower becomes aware (i) that any item of the Intellectual Property, that is the subject of an issued Patent, registered Copyright or Trademark, or an application for any of the foregoing, may have become abandoned, placed in the public domain, invalid or unenforceable, (ii) of any adverse determination or development regarding such Borrower’s ownership of any of the Intellectual Property or its right to register the same or to keep and maintain and enforce the same, or (iii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property, in each case of clauses (i), (ii) and (iii) above, unless the applicable Borrower shall have determined that such event would not be reasonably likely to materially adversely affect the rights or benefits of the Lender.

(c)               In the event that a Borrower becomes aware that any item of the Intellectual Property that is owned or exclusively licensed to any Borrower is being infringed or misappropriated by a third party, the Borrower that owns or is exclusively licensed such item of Intellectual Property shall take such actions (if any), at its expense, as such Borrower deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d)               Each Borrower will use proper statutory notice in connection with its use of each item of its Intellectual Property. No Borrower will do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property may lapse or become invalid or unenforceable or placed in the public domain, unless the applicable Borrower shall have determined that the loss of such Intellectual Property would not be reasonably likely to materially adversely affect the rights or benefits of the Lender.

(e)               Each Borrower will take all steps which it deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(f)                With respect to its existing Collateral IP, each Borrower agrees to execute or otherwise authenticate an intellectual property security agreement that is in substantially the same form as the intellectual property security that was executed on the closing date of the Existing Loan Agreement (the “IP Security Agreement”), for recording the security interest granted hereunder to the Lender in such Collateral IP with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authorities necessary to perfect the security interest hereunder in such Intellectual Property. Each Borrower will record the IP Security Agreement with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authorities, as applicable, within 15 days of the Effective Date.

(g)               Each Borrower agrees that should it obtain an ownership interest in any item of the type that falls within the definition of Collateral IP that is not on the date hereof a part of the Collateral IP (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement will automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the Collateral IP subject to the terms and conditions of this Agreement with respect thereto. Within 15 days after the end of each fiscal quarter, such Borrower shall give written notice to the Lender identifying the After-Acquired Intellectual Property acquired during such fiscal quarter, and such Borrower will execute and deliver to the Lender with such written notice, or otherwise authenticate, an intellectual property security agreement substantially in the form of the IP Security Agreement or otherwise in form and substance satisfactory to the Lender covering such After-Acquired Intellectual Property and such intellectual property security agreement shall be recorded by each applicable Borrower with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property where such recording will be within 15 days after notice from the Lender of its satisfaction with such intellectual property security agreement.

7.23          Environmental Matters; Hazardous Material. Each Borrower shall (a) conduct its operations and keep and maintain all Real Estate in compliance with all Environmental Laws, other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) promptly take any and all actions necessary to cure any violation of applicable Environmental Laws by such Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) notify the Lender promptly after such Borrower becomes aware of any violation of Environmental Laws which is reasonably likely to have a Material Adverse Effect.

7.24          Lender Calls. At the reasonable request of the Lender, the Borrowers shall participate in monthly conference calls with the Lender, such calls to be held at such time as may be agreed to by the Borrowers and the Lender.

7.25          Other Reports. The Borrowers shall deliver or cause to be delivered to the Lender, the following:

(a)               promptly after any officer of any Borrower obtains knowledge of the commencement of any of the following, written notice in reasonable detail of any Litigation commenced or threatened in writing against such Borrower or any Subsidiary of such Borrower that (i) would reasonably be expected to result in damages in excess of $1,000,000, (ii) seeks material injunctive relief, where such relief could reasonably be expected to have a Material Adverse Effect, or (iii) alleges criminal misconduct of a Borrower or any of its Subsidiaries, which alleged misconduct could reasonably be expected to have a Material Adverse Effect;

(b)               promptly after any officer of any Borrower obtains knowledge of the receipt by any Borrower of any written notice of violation of or potential liability or similar written notice under any applicable Law or other development, occurrence or violation that would reasonably be expected to result in liabilities in excess of $1,000,000 or otherwise have a Material Adverse Effect;

(c)               at the time of delivery of each of the financial reports required by Section 7.1, a list of any applications for the registration of any Patent, Trademark or Copyright within the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which a Borrower has filed in the prior fiscal quarter;

(d)               such reports, notices or other documentation required to be provided pursuant to Section 7.23(c) and copies of all environmental reports, reviews and audits in a Borrower’s possession pertaining to actual or potential Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect on any Borrower or its Subsidiaries.

7.26          No Speculative Transactions. Each Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any transaction involving commodity options, futures contracts or similar transactions, other than foreign currency exchange hedging transactions in the ordinary course of business consistent with past practice.

7.27          DSM Credit Agreement. So long as any Indebtedness remains outstanding under the DSM Credit Agreement, in the event that the DSM Credit Agreement is amended or otherwise modified to provide any additional covenants, defaults or events of default; make more restrictive any existing covenants or events of default; add any material rights in favor of DSM or change payment provisions to the extent the same would shorten, accelerate or advance the date of any payment (including any amortization or maturity dates) or increase the interest rate, other interest provisions or fees payable with respect to the DSM Credit Agreement, at the Lender’s option and in its sole discretion, such amendments or modifications shall be made to the corresponding provisions of this Agreement.

7.28          Satisfaction of Indebtedness. Parent shall repay or otherwise satisfy in full the Indebtedness set forth on Schedule 7.28 (including, without limitation, by exchanging such Indebtedness for other Permitted Indebtedness) on or prior to December 1, 2019.

SECTION 8. EVENTS OF DEFAULT

Any one or more of the following events shall be an Event of Default:

8.1              Payments. The Borrowers fail to pay any amount due under this Agreement or any of the other Loan Documents on or prior to the third Business Day after its due date whether scheduled, upon acceleration or otherwise; or

8.2              Covenants. Any Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement between any Borrower and the Lender, and such default continues for more than five Business Days; or

8.3              Representations. Any representation or warranty made by any Borrower in any Loan Document shall have been untrue or incorrect in any material respect when made or deemed made; or

8.4              Insolvency. Any Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of any Borrower or of all or any substantial part (i.e., 33 1/3% or more) of the assets or property of any Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) any Borrower, its directors or a majority of its shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) the commencement of an involuntary action against such Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, winding up or similar relief, or appointing a custodian, receiver, liquidator, administrator, trustee or similar custodian under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of such Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) such Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against such Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) the appointment, without the consent or acquiescence of such Borrower, of any trustee, receiver or liquidator of such Borrower or of all or any substantial part of the properties of such Borrower without such appointment being vacated; or

8.5              Attachments; Judgments. Any portion of any Borrower’s assets are attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000, or any Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

8.6              Other Obligations. The occurrence of any default or breach under any agreement or obligation of any Borrower involving any Indebtedness in excess of $500,000, or receipt of written notice of the occurrence of any default or breach under any other agreement or obligation of any Borrower with annual payments or receipts in excess of $500,000, which, in the case of such default or breach, is not cured within any applicable grace or cure period; or

8.7              Loan Documents. (a) The occurrence of any default under any Loan Document or any other agreement between the Borrowers and the Lender, (b) (i) the guaranty set forth in Section 11 of this Agreement ceases to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority that this Agreement is invalid, void or unenforceable or (ii) any Subsidiary Guarantor or any Person acting on behalf of such Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of this Agreement or (iii) the obligations of any Subsidiary Guarantor under any Loan Document are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Loan Document, or (c) (x) any security interest purported to be created by any Loan Document shall cease to be, or shall be asserted in writing by Borrower not to be, a valid, perfected, security interest having the priority required by the A&R Intercreditor Agreement or any other intercreditor agreement delivered under this Agreement (except as otherwise expressly provided in this Agreement, the A&R Intercreditor Agreement or such Security Document) in any material portion of the Collateral covered thereby, or (y) the Secured Obligations shall cease to constitute Indebtedness senior in right of security under and subject to the terms of any intercreditor agreement delivered under this Agreement in respect of the Liens securing Indebtedness ranking junior in right of security to the Loan or, in any case, such intercreditor provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or

8.8              Change in Control. The occurrence of any Change in Control without the prior written approval of the Lender; or

8.9              Invalidity. Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Loan Party or Subsidiary of a Loan Party shall challenge in writing the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority (subject only to Permitted Encumbrances) security interest or Lien (except as otherwise permitted herein or therein) in any material portion of the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from any action or inaction of the Lender; or

8.10          Subordination Provisions. Any subordination or intercreditor provisions of any agreement, document or instrument governing any Subordinated Indebtedness or any Indebtedness that is secured by Liens that have been contractually subordinated to the Liens securing the Obligations shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than in accordance with the express terms thereof), each Borrower or any of its Subsidiaries shall contest in any manner the validity or enforceability thereof or such Borrower or any of its Subsidiaries shall deny that it has any further liability or obligation thereunder.

SECTION 9. REMEDIES

9.1              General. Upon and during the continuance of any one or more Events of Default, (i) the Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with the Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 8.4, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) the Lender may, at its option, sign and file in any Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, each Borrower hereby grants the Lender an irrevocable power of attorney coupled with an interest, and (iii) the Lender may notify any of the Borrowers’ account debtors to make payment directly to the Lender, compromise the amount of any such account on such Borrower’s behalf and endorse the Lender’s name without recourse on any such payment for deposit directly to the Lender’s account. Subject to the A&R Intercreditor Agreement, the Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All of the Lender’s rights and remedies shall be cumulative and not exclusive.

9.2              Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, the Lender may, subject to the A&R Intercreditor Agreement, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as the Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. The Borrowers agree that any such public or private sale may occur upon ten calendar days’ prior written notice to the Borrowers. The Lender may require the Borrowers to assemble the Collateral and make it available to the Lender at a place designated by the Lender that is reasonably convenient to the Lender and the Borrowers. Subject to the A&R Intercreditor Agreement, the proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by the Lender in the following order of priorities:

(a)               First, to the Lender in an amount sufficient to pay in full costs and professionals’ and advisors’ fees and expenses as described in Section 10.11;

(b)               Second, to the Lender in an amount equal the then unpaid amount of the Secured Obligations (including principal, interest, and any Default interest payable pursuant to Section 2.3), in such order and priority as the Lender may choose in its sole discretion; and

(c)               Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to such Borrower or its representatives or as a court of competent jurisdiction may direct.

The Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

9.3              No Waiver. The Lender shall be under no obligation to marshal any of the Collateral for the benefit of any Borrower or any other Person, and the Borrowers expressly waive all rights, if any, to seek to require the Lender to marshal any Collateral.

9.4              Cumulative Remedies. The rights, powers and remedies of the Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of the Lender.

SECTION 10. MISCELLANEOUS

10.1          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.2          Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to the Lender:

FORIS VENTURES, LLC

Attention: Barbara Hager

751 Laurel Street #717

San Carlos, CA 94070

Copy to:

GOODWIN PROCTER LLP

Attention: Jon Novotny

Three Embarcadero Center

28th Floor

4824-3758-6580

San Francisco, CA 94111

Email: jnovotny@goodwinlaw.com

(b)	If to the Borrowers: AMYRIS, INC. Attention: General Counsel 5885 Hollis Street, Suite 100 Emeryville, CA 94608 Attn: General Counsel Phone: (510) 450-0761

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, CA 94041

Attn: David Michaels

Phone: 650-988-8500

Email: dmichaels@fenwick.com

or to such other address as each party may designate for itself by like notice.

10.3          Entire Agreement; Amendments.

(a)               This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.

(b)               No amendment or waiver of, or supplement or other modification to, any Loan Document (other than any landlord, bailee or mortgagee agreement) or any provision thereof, shall be effective unless the same shall be in writing and signed by the Borrowers and the Lender, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

10.4          No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.5          No Waiver. The powers conferred upon the Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon the Lender to exercise any such powers. No omission or delay by the Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Borrowers at any time designated, shall be a waiver of any such right or remedy to which the Lender is entitled, nor shall it in any way affect the right of the Lender to enforce such provisions thereafter.

10.6          Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of the Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

10.7          Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on the Borrowers and their permitted assigns (if any). The Borrowers shall not assign any obligations under this Agreement or any of the other Loan Documents without the Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. The Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to the Borrowers (except that the Lender shall notify the Borrowers of an assignment for the limited purpose of recording such assignment in the Register in accordance with Section 10.13), and all of such rights shall inure to the benefit of Lender’s successors and permitted assigns, provided, that, except during the continuance of an Event of Default, the Lender shall not assign, transfer or endorse its rights hereunder or under any other Loan Document to (i) any entity which is a direct a competitor of the Borrowers, (ii) an entity which operates a business in the same industry as the Borrowers or (iii) an Affiliate of any entity meeting the criteria set forth in the preceding clause (i) or (ii), excluding, in each case, any entities which, together with their consolidated Affiliates, at the time of assignment have equity investments in such a competitor, business or Affiliate not in excess of 10.0% of the total equity investments owned by such entities and their consolidated Affiliates.

10.8          Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to the Lender in the State of California, and shall have been accepted by the Lender in the State of California. Payment to the Lender by the Borrowers of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

10.9          Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 10.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents shall be brought in the courts of the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 10.2, and shall be deemed effective and received as set forth in Section 10.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

10.10      Mutual Waiver of Jury Trial / Judicial Reference.

(a)               Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE BORROWERS AND THE LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY ANY BORROWER AGAINST THE LENDER OR ITS ASSIGNEES OR BY THE LENDER OR ITS ASSIGNEES AGAINST ANY BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than the Borrowers and the Lender; Claims that arise out of or are in any way connected to the relationship between any Borrower and the Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, or any other Loan Document.

(b)               If the waiver of jury trial set forth in Section 10.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)               In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 10.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

10.11      Professional Fees. The Borrowers promise to pay the Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses, all as set forth on a summary invoice provided to the Borrowers. In addition, the Borrowers promise to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by the Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, syndication, distribution, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the enforcement, collection or protection of the Lender’s rights in connection with this Agreement and the Loan Documents, including the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to the Borrowers or the Collateral, and any appeal or review thereof; (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to the Borrowers, the Collateral, the Loan Documents, including representing the

Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of any Borrower’s estate, and any appeal or review thereof.

10.12      Confidentiality. The Lender acknowledges that certain items of Collateral and information provided to the Lender by the Borrowers are confidential and proprietary information of the Borrowers, if and to the extent such information either (x) is marked as confidential by a Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, the Lender agrees that any Confidential Information they may obtain pursuant to Section 7.1 of this Agreement, in the course of acquiring, administering, or perfecting the Lender’s security interest in the Collateral or otherwise shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of the Borrowers, except that the Lender may disclose any such information: (a) to their respective directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if the Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided, that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public (other than as a result of the Lender’s breach of its obligations under this Section 10.12); (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over the Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by the Lender’s counsel; (e) to comply with any legal requirement or law applicable to the Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including the Lender’s sale, lease, or other disposition of Collateral after Default; (g) to any participant or assignee of the Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of the Borrowers; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of each Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents.

10.13      Assignment of Rights. The Borrowers acknowledge and understand that the Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”), subject to the restrictions set forth in Section 10.7. After such a permitted assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of the Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, the Lender shall retain all rights, powers and remedies hereby given. No such assignment by the Lender shall relieve any Borrower of any of its obligations hereunder. The Lender agrees that in the event of any transfer by it of the Note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon. The Borrowers shall maintain a register (the “Register”) for the recordation of the name and address of the Lender and the principal amount of and stated interest on the amount owing to the Lender pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive absent manifest error, and the Borrowers and the Lender shall treat each person or entity whose name is recorded in the Register as the Lender for all purposes of this Agreement. In the event that the Lender sells a participation interest in any Loan, the Lender shall maintain a similar register. The parties shall take any other action necessary from time to time to establish that this Loan (and any Note(s) evidence the Loan) and the amounts otherwise owing hereunder are in registered form under section 5f.103-1(c) of the Treasury Regulations.

10.14      Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any Borrower for liquidation or reorganization, if any Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of any Borrower’s assets, or if any payment or transfer of Collateral is recovered from the Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to the Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, the Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to the Lender in Cash.

10.15      Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

10.16      No Third-Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than the Lender and the Borrowers unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrowers.

10.17      Agent. Foris has acted as the "Agent" and "Lender" under the Existing Loan Agreement. Any reference to the "Agent" or any "Lender" in the Existing Loan Agreement or any other Loan Document shall refer to Foris.

10.18      Publicity.

(a)               So long as the Lender provides the Borrowers prior written notice and a reasonable opportunity to review, the Borrowers consent to the publication and use by the Lender and any of its member businesses and Affiliates of (i) the Borrowers’ names (including a brief description of the relationship between the Borrowers and the Lender) and logo and a hyperlink to the Borrowers’ web sites, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Lender Publicity Materials”); (ii) the names of officers of the Borrowers in the Lender Publicity Materials; and (iii) the Borrowers’ names, trademarks or servicemarks in any news release concerning the Lender.

(b)               No Borrower nor any of its member businesses and Affiliates shall, without the Lender’s consent (which shall not be unreasonably withheld or delayed), publicize or use (i) the Lender’s name (including a brief description of the relationship between such Borrower and the Lender), logo or hyperlink to the Lender’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “Borrower Publicity Materials”); (ii) the names of officers of the Lender in the Borrower Publicity Materials; and (iii) the Lender’s name, trademarks, servicemarks in any news release concerning such Borrower, provided, however, that this provision shall not restrict such Borrower from disclosing or using any such information as required by applicable law or regulation.

SECTION 11. GUARANTY; WAIVERS.

11.1          Guaranty. Each Subsidiary Guarantor unconditionally and irrevocably guarantees to the Lender the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Secured Obligations (the “Guaranteed Obligations”). The Guaranteed Obligations include interest that, but for a proceeding under any Insolvency Proceeding, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Borrower for such interest in any such proceeding.

11.2          Separate Obligation. Each Subsidiary Guarantor acknowledges and agrees that: (i) the Guaranteed Obligations are separate and distinct from any Indebtedness arising under or in connection with any other document, including under any provision of this Agreement other than this Section 11, executed at any time by such Subsidiary Guarantor in favor of the Lender; and (ii) such Subsidiary Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 11, and the Lender may enforce any and all of its rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 11, at any time executed by such Subsidiary Guarantor in favor of the Lender, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the Indebtedness thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Subsidiary Guarantor acknowledges that, in providing benefits to the Borrowers and the Lender are relying upon the enforceability of this Section 11 and the Guaranteed Obligations as separate and distinct Indebtedness of such Subsidiary Guarantor, and each Subsidiary Guarantor agrees that Lender would be denied the full benefit of its bargain if at any time this Section 11 or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of the Borrowers and Subsidiary Guarantors and shall in no way impair or adversely affect the rights or benefits of the Lender under this Section 11. Each Subsidiary Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of the Lender, evidencing such Subsidiary Guarantor’s obligations under this Section 11. Upon the occurrence of any Event of Default, a separate action or actions may be brought against such Subsidiary Guarantor, whether or not the Borrowers, any other Subsidiary Guarantor or any other Person is joined therein or a separate action or actions are brought against any Borrower, any such other Subsidiary Guarantor or any such other Person.

11.3          Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable Laws (including sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations that the Lender can enforce under this Section 11, the Lender by its acceptance hereof accepts such limitation on the amount of such Subsidiary Guarantor’s liability hereunder to the extent needed to make this Section 11 fully enforceable and nonavoidable.

11.4          Liability of Subsidiary Guarantors. The liability of any Subsidiary Guarantor under this Section 11 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(a)               such Subsidiary Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Subsidiary Guarantor and shall not be contingent upon the Lender’s exercise or enforcement of any remedy it may have against any Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(b)               this Guaranty is a guaranty of payment when due and not merely of collectability;

(c)               the Lender may enforce this Section 11 upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Lender, on the one hand, and any Borrower or any other Person, on the other hand, with respect to the existence of such Event of Default;

(d)               such Subsidiary Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(e)               such Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Subsidiary Guarantor be exonerated or discharged by, any of the following events:

(i)                 any proceeding under any Insolvency Proceeding;

(ii)              any limitation, discharge, or cessation of the liability of any Borrower or any other Person for any Guaranteed Obligations due to any statute,

regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(iii)            any merger, acquisition, consolidation or change in structure of any Borrower or any Subsidiary Guarantor or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of any Borrower or any other Person;

(iv)             any assignment or other transfer, in whole or in part, of Lender’s interests in and rights under this Agreement (including this Section 11) or the other Loan Documents;

(v)               any claim, defense, counterclaim or setoff, other than that of prior performance, that any Borrower, such Subsidiary Guarantor, any other Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(vi)             the Lender’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

(vii)          the Lender’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;

(viii)        the Lender’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Bankruptcy Law; or

(ix)             any other guaranty, whether by such Subsidiary Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other Indebtedness, obligations or liabilities of Borrower to the Lender.

11.5          Consents of Subsidiary Guarantors. Each Subsidiary Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Subsidiary Guarantor:

(a)               the principal amount of the Guaranteed Obligations may be increased or decreased and additional Indebtedness or obligations of the Borrowers under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(b)               the time for any Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Lender (as applicable under the relevant Loan Documents) may deem proper;

(c)               the Lender may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(d)               the Lender may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Subsidiary Guarantor against the Borrowers.

11.6          Subsidiary Guarantor’s Waivers. Each Subsidiary Guarantor waives and agrees not to assert:

(a)               any right to require the Lender to proceed against any Borrower, any other Guarantor or any other Person, or to pursue any other right, remedy, power or privilege of the Lender whatsoever;

(b)               the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(c)               any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, such Guarantor or any other Person;

(d)               any defense based upon the Lender’s errors or omissions in the administration of the Guaranteed Obligations;

(e)               any rights to set offs and counterclaims;

(f)                without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable laws limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 11; and

(g)               any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Lender upon this Guaranty, or the exercise of any right, power or privilege hereunder.

The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. Each Subsidiary Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of Default, dishonor or nonpayment and all other notices to or upon any Borrower, each Guarantor or any other Person with respect to the Guaranteed Obligations.

11.7          Financial Condition of Borrower. No Subsidiary Guarantor shall have any right to require the Lender to obtain or disclose any information with respect to: (i) the financial condition or character of any Borrower or the ability of any Borrower to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) any collateral or other security for any or all of the Guaranteed Obligations; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of the Lender or any other Person; (vi) or any other matter, fact or occurrence whatsoever. Each Subsidiary Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of the Borrowers and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of the Lender with respect thereto.

11.8          Subrogation. Until the Guaranteed Obligations shall be satisfied in full and any Incremental Term Loan Commitment shall be terminated, each Subsidiary Guarantor shall not have, and shall not directly or indirectly exercise: (i) any rights that it may acquire by way of subrogation under this Section 11, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 11; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of the Lender as against any Borrower or other Guarantors or any other Person, whether in connection with this Section 11, any of the other Loan Documents or otherwise. If any amount shall be paid to any Subsidiary Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

11.9          Subordination. All payments on account of all Indebtedness, liabilities and other obligations of any Borrower to any Subsidiary Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subsidiary Guarantor Subordinated Indebtedness”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in Cash or Cash Equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) shall remain outstanding and unpaid, each Subsidiary Guarantor shall not accept or receive any payment or distribution by or on behalf of any Borrower or any other Subsidiary Guarantor, directly or indirectly, or assets of any Borrower or any other Subsidiary Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subsidiary Guarantor Subordinated Indebtedness, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subsidiary Guarantor Subordinated Indebtedness (“Subsidiary Guarantor Subordinated Indebtedness Payments”), except that, so long as an Event of Default does not then exist, any Subsidiary Guarantor shall be entitled to accept and receive payments on its Subsidiary Guarantor Subordinated Indebtedness, in accordance with past business practices of such Subsidiary Guarantor and Borrower (or any other applicable Subsidiary Guarantor) and not in contravention of any law or the terms of the Loan Documents.

If any Subsidiary Guarantor Subordinated Indebtedness Payments shall be received in contravention of this Section 11, such Subsidiary Guarantor Subordinated Indebtedness Payments shall be held in trust for the benefit of the Lender and shall be paid over or delivered to the Lender for application to the payment in full in Cash or Cash Equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 11 after giving effect to any concurrent payments or distributions to the Lender in respect of the Guaranteed Obligations.

11.10      Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Subsidiary Guarantor until termination of any Incremental Term Loan Commitment and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Subsidiary Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon each Subsidiary Guarantor until actual receipt by the Lender of written notice from such Subsidiary Guarantor of its intention to discontinue this Guaranty as to future transactions (which notice shall not be effective until noon on the day that is five Business Days following such receipt); provided, that no revocation or termination of this guaranty shall affect in any way any rights of the Lender hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of the Lender in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this Guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

11.11      Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of the Borrowers (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to any Borrower, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by the Lender, whether as a result of proceedings under any bankruptcy law or otherwise. All losses, damages, costs and expenses that the Lender may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of the Lender contained in Section 11.

11.12      Substantial Benefits. The Loan provided to or for the benefit of the Borrowers hereunder by the Lender has been and is to be contemporaneously used for the benefit of the Borrowers and each Subsidiary Guarantor and their respective Subsidiaries. It is the position, intent and expectation of the parties that the Borrowers and each Subsidiary Guarantor have derived and will derive significant and substantial benefits from the Loan to be made available by the Lender under the Loan Documents. Each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code and in comparable provisions of other applicable Laws) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Subsidiary Guarantor’s obligations under this Guaranty, such Subsidiary Guarantor will be solvent and will not be subject to any Insolvency Proceedings.

11.13      KNOWING AND EXPLICIT WAIVERS. EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 11. EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND THAT EACH SUBSIDIARY GUARANTOR EXPECTS SUCH WAIVERS AND CONSENTS TO BE FULLY ENFORCEABLE.

If, while any Subsidiary Guarantor Subordinated Indebtedness is outstanding, any proceeding under any Bankruptcy Law is commenced by or against any Borrower or its property, the Lender is hereby irrevocably authorized and empowered (in the name of such Borrower or in the name of any Subsidiary Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Subsidiary Guarantor Subordinated Indebtedness and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Subsidiary Guarantor Subordinated Indebtedness) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Lender; and each Subsidiary Guarantor shall promptly take such action as Lender may reasonably request: (A) to collect the Subsidiary Guarantor Subordinated Indebtedness for the account of such Borrower and any Subsidiary Guarantor and to file appropriate claims or proofs of claim in respect of the Subsidiary Guarantor Subordinated Indebtedness; (B) to execute and deliver to the Lender such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subsidiary Guarantor Subordinated Indebtedness; and (C) to collect and receive any and all Subsidiary Guarantor Subordinated Indebtedness Payments.

11.14      Any payment on account of an amount that is payable hereunder or under any other Loan Document must be made in United States Dollars.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, the Borrowers and the Lender have duly executed and delivered this Amended and Restated Loan and Security Agreement as of the day and year first above written.

BORROWERS:

AMYRIS, INC.

Signature: /s/ Kathleen Valiasek

Print Name: Kathleen Valiasek

Title: Chief Business Officer

AMYRIS CLEAN BEAUTY, INC.

Signature: /s/ Anthony Hughes

Print Name: Anthony Hughes

Title: Chief Financial Officer

AMYRIS FUELS, LLC

Signature: /s/ Kathleen Valiasek

Print Name: Kathleen Valiasek

Title: Chief Financial Officer

AB TECHNOLOGIES LLC

Signature: /s/ Kathleen Valiasek

Print Name: Kathleen Valiasek

Title: Vice President

[SIGNATURE PAGE TO A&R LOAN AND SECURITY AGREEMENT]

Accepted:

LENDER:

FORIS VENTURES, LLC.

Signature: /s/ Barbara Hager

Print Name: Barbara Hager

Title: Manager

[SIGNATURE PAGE TO A&R LOAN AND SECURITY AGREEMENT]